Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Dogwood Therapeutics, Inc. (the "Company") for the registration of securities available for issuance pursuant to the Company’s Second Amended and Restated 2020 Equity Incentive Plan, of our report dated March 31, 2025, with respect to the consolidated financial statements of the Company, included in the Company's Annual Report on Form 10-K for the year ended December 31, 2024.

/s/ Forvis Mazars, LLP

Atlanta, Georgia

January 8, 2026